Exhibit 99.2

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Christine Battist, 763-577-2828

The Mosaic Company Announces Completion of Sale of Saskferco

Products ULC to Yara International ASA

PLYMOUTH, MN, October 1, 2008 – The Mosaic Company (NYSE:MOS) today announced the completion of the sale of Saskferco Products ULC (Saskferco) to a subsidiary of Yara International ASA (Yara) for approximately $1.6 billion of which Mosaic is entitled to one-half of the proceeds.

“The completion of the sale of Saskferco is a key step in our strategic plan and will allow us to focus on our core phosphate and potash businesses,” said Jim Prokopanko, President and Chief Executive Officer of Mosaic. “Working with the government of Saskatchewan and Saskferco has been an excellent experience for Mosaic. We wish Yara much success as Saskferco’s new owner.”

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphates and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

About Saskferco Products ULC

Saskferco Products ULC is a Saskatchewan, Canada, based producer of nitrogen fertilizer and feed ingredient products. The Mosaic Company and Investment Saskatchewan held their interests in Saskferco Products ULC through Saskferco Products Limited Partnership, a joint venture primarily owned by The Mosaic Company and Investment Saskatchewan.

About Investment Saskatchewan

Investment Saskatchewan is a Saskatchewan Crown corporation that has a mandate to enhance economic growth and diversification through the provision of investment capital and financing and to ensure prudent management of commercially viable investments.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Mosaic’s strategic priorities and future plans. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks; changes in governmental policy; changes in environmental and other governmental regulation; adverse weather conditions affecting Mosaic’s operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation and reclamation differing from management’s current estimates; accidents involving Mosaic’s operations, including brine inflows at Mosaic’s Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions or releases of hazardous or volatile chemicals; and changes in financial markets, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

###